Sale Agreement of asset elements

between Carrieres Polycor Inc

and

Rock of Ages Canada Inc.

1

TABLE OF CONTENTS

1.         INTERPRETATION

            1.1              Definitions

            1.2              Titles and clauses

            1.3              Type and number

            1.4              Exhibits

            1.5              Renunciation, modification

            1.6              Applicable laws

2.         PURCHASE AND SALE

3.         PURCHASE PRICE

            3.1              Purchase price

            3.2              Adjustments

            3.3              No liability intake

4.         PURCHASE PRICE TERMS AND CONDITIONS

            4.1              Payment terms and conditions

            4.2              Guaranteed deposit

            4.3              Title search

            4.4              Environmental verification

            4.5              Guaranteed deposit remittance

            4.6              Regulations with regards to the guaranteed deposit and to the trustee

5.         SELLER DECLARATIONS AND GUARANTEES

            5.1              Seller declarations and guarantees

            5.2              Declarations and guarantees of asset elements

            5.3              Compliance with environmental relative laws

            5.4              Survival of declarations and guarantees

6.         BUYER DECLARATIONS AND GUARANTEES

            6.1              Declarations and guarantees

            6.2              Survival of declarations and guarantees

7.         COMPENSATION

8.         COMMITMENTS BETWEEN PARTIES

            8.1              Buyer' commitments

            8.2              Seller's commitments

            8.3              Party's commitments

            8.4              Follow up of commitments

9.         NOTICE

            9.1              Notice

            9.2              Receipt of notice date

10.       GENERAL PROVISIONS

            10.1          Cost and fees

            10.2          Deadline

2

SALE AGREEMENT OF ASSET ELEMENTS

BETWEEN:

CARRIERES POLYCOR INC, a legal corporate entity, with a head office situated at 138, Saint-Pierre street in Quebec, Province of Quebec, G1K 8B9, represented by Charles Belzil, vice president of the board of director and chief financial director of the company, duly authorized hereinafter called: (THE SELLER)

AND:

ROCK OF AGES CANADA INC, a legal corporate entity, with a head office situated at 1 Place Ville-Marie, bureau 4000, in Montreal, province of Quebec, H3B 4M4, represented by Gabriel Ouellet, director of finance and operations, duly authorized hereinafter called (THE BUYER)

1.               INTERPRETATION

1.1             Definitions

For the purpose of the present, and also in all documents related or referred to, unless of an opposite context, the following words, terms and expressions will signify:

1.1.1.   "Deed of sale of the immoveable property" signifies the attached deed of sale in exhibit 8.3 to the present;

1.1.2.   "Agreement" signifies the present agreement and all exhibits, in each case as they can be amended or completed from time to time, and the expressions "the presents", "in the presents", "to the presents" "in pursuance to the presents" by the presents" and other similar expressions are referred to this agreement; and, unless contrary indication, references to paragraphs and articles are references to paragraphs and articles of this agreement.

1.1.3.   "Asset elements" signifies asset elements described in article 2 of in the present;

1.1.4.   "Immoveable property" signifies part of lot 362 in Canton of Stanstead, in the Stanstead district which is fully described in the Deed of Sale of the immoveable property, and all other buildings or structures established on the said lot;

1.1.5.   "Inventory" signifies the granite blocks that are actually found on the property with the exclusion of the granite blocks sold by the Seller as of March 31, 2009 and listed on exhibit 8.2.3. of the presents; for the purpose of establishing an inventory sale price, a list of granite blocks category 1, 11, and 111 is enclosed to the present;

1.1.6.   "Purchase price" signifies the purchase price of the asset elements stipulated in article 3 below subject to the provisions of article 4 of the presents;

3

1.1.7.   "Title irregularities" designate, collectively, (i) any irregularities in the chain of titles of the property;  (ii) any charge, priority, mortgage, security or any actual rights (except public utility right of way allocated to the property but does not prevent its utilization or its exploitation), charges mentioned in paragraph 5.2.1 and rights mentioned in paragraph 5.2.10 if these are not erased in a stipulated deadline;  (iii) any legislative or statutory provision federal, provincial, municipal or other, or the rights of a third party that prevent the Seller to dispose of the property in favor of the Buyer ; and (iv) any relative authorization to the sale of the property required from a third party or any commission, agency or other governmental group that was not obtained.

1.2             Titles and clauses

Titles and clauses or paragraphs are inserted to the presents only for reference purposes and cannot be used to interpreter the content of this agreement.

1.3             Type and number

The masculine include the feminine, the singular include the plural and vice versa.

1.4             Exhibits

1.5             The following documents are enclosed as exhibit to the present agreement:

Exhibit  1.1.5              Inventory

Exhibit  3.1.2              Inventory sale price

Exhibit  3.3                 Addendum to the sale agreement of asset elements

Exhibit  5.2.12            Commercial names

Exhibit  8.1.1.             Supply agreement

Exhibit  8.2.1              Non-competition agreement

Exhibit  8.2.3              Granite blocks belonging to the Seller

Exhibit  8.3                 Deed of sale of the property

1.6             Renunciation, modification

Only if expressly anticipated in the present agreement, no modification or renunciation to the present agreement will bind a party unless it is recorded in writing and signed by the binding party.  A renunciation to a provision of the present agreement does not constitute a renunciation to any other provision to the present agreement and no renunciation to a provision of the present agreement will constitute a renunciation to bring it up in the future unless of an expressed provision to this effect.

1.7             Applicable laws

The present agreement is controlled and interpreted according to Quebec and Canada applicable laws.

2.               PURCHASE AND SALE

4

      Under reserved provisions of the present agreement, the Seller sells to the Buyer all moveable and immoveable properties and all corporate and incorporate rights listed below:

a)               Immovable property

b)               All inventory

c)               All rights in all the intellectual property used by the Seller for the exploitation of the property (except for those under the name "Polycor") notably the names "Gris de Stanstead", Stanstead Grey", "Stanstead Gray, "Mistigri" and "Misty Grey"

d)               all their rights in all permits, certificates and transferable licenses necessary to the exploitation of the property notably, certificates given by the Minister of Environment, if needed;

e)               all rights in mining rights, mining claims and exploitation leases that the Seller has with regards to the exploitation of the property.

3.               PURCHASE PRICE

3.1             Purchase price

Under conditions, restrictions, representations, guaranties, engagements and clauses of the presents, the purchase price to acquire the asset Elements is an amount equal to the total of the following amounts:

3.1.1          As for the asset elements other than the inventory, an amount of ONE MILLION DOLLARS )1 000 000 000 $) distributed as follow:

        a)      ONE HUNDRED THOUSAND DOLLARS (100 000 $) for the immoveable property

        b)      NINE HUNDRED THOUSAND DOLLARS (900 000 $) for the exploitation rights of the granite reserves

        c)      As for the inventory, the anticipated amount is in exhibit 3.1.2.

3.2           Adjustments

                School and municipal taxes with regards to the property and municipal taxes collected in favor of quarry operators are subject to an adjustment dated as of the present; in the eventuality that other adjustments are necessary, they will also be made as of the present date according to the provisions of the Deed of Sale of the Property.

3.3           No liability intake

Under paragraph 4.4.1 and 4.4.2 of the presents, it is understood between parties that the Buyer does not assume any liability intake from the Seller, neither debt or obligation,

of any nature it may be, related or not to asset Elements, including, without restricting the general significance of the above, any loan, accounts payable, fiscal responsibility for income taxes paid or not, any responsibility deriving or related directly or indirectly to the exploitation of the Seller's

5

enterprise on the property including all responsibilities regarding employees, any environmental responsibility or any other responsibility and the Seller commits himself, by the following, to compensate the Buyer and to cover any damages, expenses, costs, finds, condemnation, responsibility or judgment with regards to all of the above according to article 7 of the presents subject to provision in exhibit 3.3 of the presents.

4.                  PURCHASE PRICE TERMS AND CONDITIONS

4.1                Payment terms and conditions

   The purchase price is payable according to the following methods of payment

4.1.1.      Jointly at the signature of the presents, the Buyer pays the Seller, as a partial payment of the Purchase Price, the sum of ONE MILLION TWO HUNDRED NINETEEN THOUSAND SIX HUNDRED SEVENTY FIVE THOUSAND DOLLARS AND 84 cents (1 219 675.84 $) of which the Buyer will acknowledge receipt and give full discharge;

4.1.2.      the balance of the purchase Price, that is ONE HUNDRED THOUSAND (100 000 $) which will be payable according to the provisions of paragraph 4.5 of the presents,

4.2             Guaranteed deposit

The parties agree to deposit in favor of Lavery, de Billy, S.E.N.C.R.L. ( the "Consignee") in trust, the sum of one hundred thousand dollars (100 000 $) (the guaranteed deposit) will have to be invested as a term deposit in a Canadian chartered bank until it is handed over according to the presents.  The guaranteed Deposit will be paid to the Seller when the Deed of sale of the property is published to the index of the properties without any adverse entries and according to the clauses of paragraph 4.5 of the presents.

As long as a decision has not been made on the guaranteed Deposit according to provisions of paragraphs 4.3 and 4.4, the Buyer cannot exploit the property being understood that the Buyer can exploit the property after this waiting period and it is also understood that the Seller cannot assert his rights of usufruct indicated in the supply agreement during this period during which the Buyer cannot exploit the property according to the above.

4.3                   Title search

The buyer will have until May 31, 2009 to proceed, at his own expense, to the examination of the property titles.  In the scope of the titles' examinations, the following provisions will apply:

4.3.1        If such an examination does not reveal any title irregularities and charges referred to in paragraph 5.2.1. and rights referred to in paragraph 5.2.10 were removed within the deadline period and, no later than May 31, 2009 for the usufruct and the first refusal right granted to Tuile Grani-Décor Inc. published at the public rights office of the district of Stanstead under number 163 847, then the guaranteed Deposit and accrued interest will be handed over to the Seller statutory under the provisions of paragraph 4.4 of the presents.

6

4.3.2        However, if such an examination reveals titles irregularities, including charges referred to in paragraph 5.2.1.and rights referred to in paragraph 5.2.10 and if they are not removed within the prescribed deadline and, no later than May 31, 2009 as for the usufruct and the first refusal right granted to Tuile Grani-Décor Inc. published at the public rights office of the district of Stanstead under number 163 847, then a portion of the guaranteed Deposit will be kept by the Consignee until correction of title irregularities are revealed.  The Seller and the Buyer will reasonably determine the portion of the guaranteed Deposit that will be kept by the Consignee, according to the nature of the title irregularities that are left to cross off and reasonable costs to guarantee the Buyer that the Seller will proceed to their correction according to paragraph 4.3.3.  However, if the titles Irregularities that are left to cross off are either the first refusal right granted to Tuile Grani-Décor Inc and published under number 163 847 or the first refusal right granted to Granit Bussiere Inc and published under number 146 212, then the entire amount of the guaranteed Deposit will be kept by the Consignee until the said rights are rectified to the Buyer's satisfaction.

4.3.3        In the event that such an examination reveals title irregularities, including changes referred to in paragraph 5.2.1 and rights referred to in paragraph 5.2.10 if these were not removed within the prescribed deadline and, no later than May 31, 2009 for the usufruct and the first refusal right granted to Tuile Granit-Décor Inc. published at the public rights office of the district of Stanstead under number 163 847, the Buyer will advise the Seller in writing and the later is compelled by the following to rectify at his own cost the alleged title Irregularities to the Buyer's satisfaction and this, within 30 days following the Buyer's notice (or a longer deadline if the title Irregularities cannot reasonably be corrected within the 30 day deadline as long as the Seller undertakes the necessary corrections of the title Irregularities in a diligent manner).  If the Seller cannot, refuses or neglects to correct such title Irregularities within the time allowed (or any other time frame agreed to between parties), the Buyer can proceed, at the Seller's cost, to the correction of the titles and the related costs and expenses incurred by the Buyer, increased by 100%, will be taken from the portion of the guaranteed Deposit kept for this purpose.  If the title corrections cannot be done without the participation of the Seller and the later refuses or neglects to bring his assistance to the Buyer within the allowed time (or another deadline agreed to between parties), then the Buyer can keep the portion of the guaranteed Deposit kept for this purpose and he also will keep all his rights to article 7, if necessary, and all other rights and recourses allowed by law.

4.4              Environmental verification

The Buyer will have until May 31, 2009, to proceed, at his own expense, to the environmental evaluation of the property.  In the framework of this evaluation, the following provisions will be applicable:

4.4.1    If the environmental evaluation reveals that the property (i) does not require any corrective measure or (ii) if the total environmental costs (including environmental reports Phase 1 and 11) and the costs for corrective measures resulting from the environmental evaluation as evaluated by an environment expert that carried out the environmental evaluation, are evaluated to 25 000 $ or less, then these costs will be entirely assumed by the Buyer and in either cases, the guaranteed Deposit and accrued interests will be handed over to the Seller under the reserved provisions of paragraph 4.3 of the presents.

7

4.4.2    If however, the total environmental evaluation costs (including environmental reports Phase 1 and 11) and costs for corrective measures resulting in the environmental evaluation as evaluated by an environment expert that carried out the environmental evaluation are superior to 25 000 $, then any amount exceeding 25 000 $ will be assumed in equal parts by the parties (being however understood that the portion the Seller must assumed cannot exceed in any case 100 000 $) and a portion of the guaranteed Deposit will be kept by the Consignee until corrective measures are brought.  The portion of the guaranteed Deposit that will be kept by the Consignee will be equal to the cost that the Seller will have to assume according to the above.

4.4.3    If corrective measures for more than 25 000 $ are required, then the Seller and the Buyer will work in conjunction for implementation of the required work to correct the situation.

4.5       Guaranteed Deposit remittance

The parties agree that the guaranteed Deposit will be treated according to the following provisions:

4.5.1    The Consignee is authorized to remit the guaranteed Deposit along with accrued interest to the Seller according to provisions of paragraphs 4.31 and 4.41 of the presents.  The Buyer will have to advise the Consignee in writing that following the examination of the titles and the environmental evaluation, the guaranteed Deposit and accrued interest can be remitted to the Seller.

4.5.2    If, however, the Consignee has to keep a portion of the guaranteed Deposit according to provisions of paragraphs 4.3.2 or 4.4.2, then the Consignee is authorized to keep the amount that will be determined according to provisions of paragraphs 4.3.2 or 4.4.2 and to remit the balance of the guaranteed Deposit along with accrued interests to the Seller.  The Buyer will have to advise the Consignee in writing of the amount that he must keep according to provisions of paragraphs 4.3.2 or 4.4.2.

4.5.3    If, however, the title examination or an applicable legislation of the property or to the Buyer result that the present sale is null or that the Buyer's property title is null, then the present sale will be terminated and the Seller will remit the purchase Price to the Buyer and the Consignee is authorized to remit the guaranteed Deposit along with accrued interests to the Buyer.  The Buyer will have to advise the Consignee in writing that the sale is null or that his title is null and the Consignee is authorized to remit the guaranteed Deposit and accrued interests to the Buyer.

4.5.4    If the title corrections cannot be done without the Seller's participation and the later refuses or neglects to bring his assistance as described in paragraph 4.3, then the Buyer will have to advise the Consignee in writing and the Consignee is authorized to remit the guaranteed Deposit and accrued interests to the Buyer.

Any amount deducted from the guaranteed Deposit according to provisions of paragraphs 4.3 and 4.4 of the presents will be reduced from the purchase Price.

4.6      Regulations with regards to the guaranteed deposit and to the consignee

The parties agree that the guaranteed Deposit and the Consignee are subject to the following:

8

4.6.1    The Consignee will have to keep the guaranteed Deposit and remit it to the Seller or to the Buyer, according to the following provisions;

4.6.2    The Consignee will have to deduct costs and expenses and remit them to the Buyer as agreed to the presents;

4.6.3    until it is remitted as stated above, the Consignee will have to place the guaranteed Deposit into a term deposit in a Canadian chartered bank; proceeds from this guaranteed Deposit in interests and revenues and any renewal will be part of this guaranteed Deposit;

4.6.4    except in cases of a severe error or an intentional error, the Consignee will not be responsible within the present agreement, for any gesture nor for any measure that he has made, omitted to make or taken, in good faith, nor for any error without prejudice in facts and in rights.  Without limiting the above, it is understood that the Consignee will not incur any responsibility for a gesture, a measure or an omission from his part to act following a notice, a request, a renunciation, a consent or any other document that was given to him according to the presents, not only towards the validity of the signatures that appear and the provisions they hold, but also towards the veracity and the sufficiency of the information that appear and that the Consignee believe in good faith to be authentic;

4.6.5    Notwithstanding any disposition to the "Loi relative a l'administration du bien d'autruit" or to fiduciary obligations, the Seller and the Buyer agree that the Consignee's obligations are limited to the generality of the above, the Consignee is not required to subscribe to an insurance, to give any guarantee or to render an analysis of account at the end of this agreement;

4.6.6    The parties agree, severally and jointly, to indemnify and cover the Consignee from any claim costs or damages sustained or incurred by the Consignee in relation with the execution of the mandate provided to the presents.

5.        SELLER DECLARATIONS AND GUARANTEES

5.1        Declarations and guarantees for the Seller

             The Seller declares and guarantees the Buyer what follows and recognizes that the Seller based the purchase of asset elements on these declarations and guarantees.

5.1.1.   The Seller has the power to possess asset Elements and he has the power, the authority and the right to conclude and to execute the present agreement along with the Deed of sale of the Property and the non-competition agreement without other formalities than those already completed; the Seller duly signed and delivered the present agreement along with the Deed of sale of the Property and the Agreement of non-competition and these agreements establish valid and obligatory obligations towards the Buyer, enforceable according to their provisions;

5.1.2.   The Seller has the power to exploit the Property as he is actually doing and benefits from this point of view to the acquired rights allowing him to do so;

9

5.1.3.   the conclusion of the present agreement, the Deed of sale of the Property and the non-competition Agreement and actions that imply their executions will not infringe in any way on the consecutive act and the Seller's agreements, contracts or laws to which he is bonded to, rulings and judgments to which the Seller is subjugated to.

5.1.4.   neither the present agreement, nor the Deed of sale of the property and nor the non-competition Agreement, nor any actions assuming their executions will expose the Seller to a loss, a suspension or the termination of either one of the permits, licenses, authorizations with regards to the property.

5.1.5.   The Seller is a Canadian resident in terms of the Canadian Income Tax Revenue Law (Canada) and the Income Tax law (Quebec).

5.2       Declarations and guarantees of asset elements

5.2.1.   The Seller has a clear title, good and valid on asset Elements, these are free and clear of any charge, priority, mortgage, safety or of any known rights, published or not, except constraints or other charges that may affect the property but does not prevent its use or exploitation and except

(i)         a suspensive usufruct right ending April 23, 2017, in favor of Tuiles Granit-Décor Inc. incorporated under terms of an agreement published at the public rights office of the district of Stanstead on October 9, 1990, under number 163 847 and that the Seller is committed to have it removed at his own cost following the date of the presents;

(ii)         a suspensive usufruct right in favor of Granit Bussiere Inc., in order to assure them a supply of granite and this, for a period of (30) years starting April 24, 1987, incorporated under an agreement published at the public rights office of the district of Stanstead on May 14, 1987 under number 146 212 and the Seller is committed to have it removed at his own expense within a deadline of thirty (30) days of the presents;

(iii)       a mortgage act agreed to by Polycor Inc., Carrieres Polycor Inc., Dumas and Voyer Inc., Granilac nc., La Compagnie Novostone Inc., Bordures Polycor Inc./Polycor Granit Curbs Inc., Polycor Granite Bussiere Inc., Tuiles Polycor Inc./Polycor Tiles Inc. and Tranches Polycor Inc./Polycor Slabs Inc. in favor of Trust National Bank Inc. published in Stanstead on June 1st, 2007 under number 14 286 067 which will be removed from the property at the Seller's expense jointly at the publication of the Deed of sale of the property;

5.2.2.   all taxes and contributions, either general or special, school or municipal and all other taxes allocated to the property have been paid, for the payment of municipal taxes until December 31st, 2009 and up to June 30th, 2009 for school taxes and all transferred rights have been released, all without consolidation or subrogation in favor of a third party.

5.2.3.   the use of the property is in accordance to all important aspects, all laws, rules and standards (as at the federal, provincial levels, municipal or other), including without limiting the above, those concerning the environment (with the exception of what will be uncovered by the environmental inspection provided under the terms of the presents ("the environmental inspection") and the zoning and is in accordance to all legislative and statutory provisions applicable;

10

5.2.4.   the property has been removed from the agricultural zoning in accordance with decision number 311427 rendered by the agricultural territory protection Commission on February 21, 2000;

5.2.5.   the use of the property does not constitute a violation or a default towards an agreement or an important contract in relation with the property (including any lease, offer, promise or lease contract, any insurance policy or other contract), nor with regards to any judgment, decision, ruling, demand or decree from a tribunal or an arbitrator or agency, an office, an administration, commission, ministry or any other public authority;

5.2.6.   at the date of the presents it does not exist any claim, expropriation, judiciary procedures or other, with regards to the property or to its operation, except for what is revealed in writing to the Buyer and accepted in writing by the later and the Seller has complied fully to any notice received from the Seller or any previous owners, concerning the non compliance of the property, its use, or otherwise, issued by every authority with jurisdiction in relation with any law, any rulings or any legislative provisions and, furthermore, the Seller has not received such a notice to which he has not complied to, except, as revealed in writing by the Buyer and accepted in writing by the later;

5.2.7.   there is no construction or renovation done on the property within the previous thirty five (35) days of the present agreement which could be grounds for a claim precedent against the property;

5.2.8.   buildings and other structures situated on the property are in accordance with all laws and all municipal regulations as well with all other regulations (with the exception of what will be revealed by the environmental inspection) and there are no restrictive agreement, no municipal regulation or other law or regulation that, in some way, restraint or forbid the use of the property, its buildings or its structures as they are presently used;

5.2.9.   there is no lawsuit, pursuit, pleas or apprehended pursuit nor there are no lawsuit threats, pursuit or procedures implicating asset Elements before a tribunal, commission, agency or other governmental group;

5.2.10. the asset Elements are not the object of any sale agreement, first refusal right, option and it does not exist any right susceptible to become a contract for the acquisition of asset Elements except (i) a first refusal right in favor of Garnit Bussiere Inc towards which the Seller is committed to obtain a renunciation and to have it removed at his own expense within a deadline of thirty (30) days from the presents and (ii) a first refusal right for the acquisition of the property in favor of Tuile Granit-Décor Inc towards which the Seller is committed to obtain a renunciation and to have it removed at his own expense within  a reasonable deadline following the date of the presents;

5.2.11.  the Seller does not have any information nor enquiries in relation with the asset Elements that, if they were known by the Buyer, may reasonably discourage him to complete the expected transaction to the presents at the price and conditions described to the presents;

5.2.12.  the list and commercial names used in relation with the asset Elements is enclosed under exhibit 5.2.12.

5.3          Compliance with environmental relative laws

11

5.3.1.   the Seller does not violate nor has he violated laws, regulations, policies, directives, directive lines, rulings nor decrees from the federal, provincial, municipal or local governments in view of environmental questions (with the exception of what will be revealed by the environmental inspection) (collectively named "Laws relative to the environment").

5.3.2.   the Seller removed from the property all contaminants and sources of contaminants that may or can have a contravene effect to Laws relative to the environment (with the exception of what will be revealed by the environmental inspection)

5.3.3.   there is no underground or above ground reservoir on or under the property except those referred to in paragraph 8.2.4 of the presents;

5.3.4.   no decree, no corrective notice or infraction nor any other request was given under relative environmental Laws with regards to the property;

5.3.5.   the Seller did not omit to declare to appropriate governmental authorities any event that he should declare in pursuance with Laws relative to the environment and the Seller has supplied the Buyer with exact and complete copies of all related reports and correspondence.

5.4       Survival of declarations and guarantee;

The contents of declarations and guarantees of the Seller in the present agreement and in all documents supplied in pursuance to the present agreement or referred to will follow at the date of the present agreement for a duration of three years following the date of the presents;

6.          BUYER DECLARATIONS AND GUARANTEES

6.1        Declarations and guarantees

The Buyer declares and guarantees to the seller as follow:

6.1.1.   under reserved applicability of the Law on Acquisition of agricultural land by non residents, the Buyer has the power and the capacity to conclude and complete his obligations in pursuance of the present agreement and all other agreements, all contracts and all other documents that the Buyer signs or delivers in pursuance of the present agreement.  The Buyer has duly singed and delivered such agreements, contracts and documents and they establish valid and obligatory obligations towards the Seller, enforceable according to these provisions;

6.1.2.   the conclusion of the present agreement along with the Deed of sale of the property and all acts that imply their execution will not infringe on the constitutive act and regulations of the Seller, contracts to which he is bounded to or laws, rulings and judgments to which the Seller is subjugated

6.1.3.   the Buyer is a Canadian resident in terms of the Canadian Income Tax Revenue Law (Canada) and the Income Tax law (Quebec);

6.2       Survival of declarations and guarantees

The contents of declarations and guarantees of the Buyer in the present agreement and in all documents supplied in pursuance to the present agreement or referred to will follow at the date of the present agreement for a duration of three years following the date of the presents;

12

7.         COMPENSATION

Under reserve of provisions in paragraph 5.4 of the presents, the Buyer will have to keep the Seller indemnified and covered against any damage, loss, commitment, responsibility, claim, charge, mistrust, cost and expense (including fees and disbursements, judicial and extra-judicial, lawyers and all other costs and expenses attributable to any legal action, inquiry action, claim or procedure) that the Buyer may have sustained, supported, incurred or may have to pay following a violation or an inaccuracy of representations, guarantees, stipulations, agreement or engagements of the Seller in pursuance of the presents;  without limiting the above, the Seller agrees to keep the Buyer indemnified against any recourse from Granit Bussiere Inc. and Tuiles Granit-Décor Inc. and this with regards to their first refusal right and the usufruct referred to in paragraphs 5.2.1 and 5.2.10 of the presents.  If there should be an amount claimed to the Buyer that should be kept indemnified by the Seller according to the terms of this agreement, except those specifically assumed by the Buyer in pursuance of the presents, the Buyer will advise the Seller of this claim and the Seller will have to assist the Buyer with a contestation of such a claim.  If the Buyer has to pay an amount whatsoever following a claim contested or not, the Seller be will indebted towards the Buyer for an equal amount paid in capital, interests, penalties, costs and accessories along with costs incurred by the Buyer (including fees and disbursements, judiciary and extra judiciary, reasonable of his lawyer) concerning such a claim.

Any amount payable according to the present compensation obligation cannot in any way exceed the amount equivalent to the purchase Price.

8.         COMMITMENTS BETWEEN PARITES

Buyer's commitments

The Buyer is committing the following toward the Seller:

8.1.1.      to sign, jointly to the presents, a supply agreement according to the example enclosed and titled exhibit 8.1.1.;

8.1.2.      Stanstead Grey blocks of a net dimension of 12-0 x 6-0 x 6-0 (82 blocks are presently foreseen) will be supplied by the Buyer to the Seller for the "Franklin D. Roosevelt" project at a price of 20 $ per cubic foot in a period of four months following the order if the order is in the hands of the Buyer during the months of April to August, otherwise, delivery will be six months;

8.1.3.      to pay, in relation with the property, all outstanding property taxes, including the tax ratio for the current year, starting from the date of the presents, as for the municipal tax perceived in favor of quarry operators, the Seller will have to reimburse the Buyer his portion of this tax as soon as the Buyer will give the Seller the May 31, 2009 statement prepared by the Municipality of Ogden.

8.2       Seller's commitments

The Seller is committing the following toward the Buyer

8.2.1.    to sign, jointly to the presents, a non-competition agreement in favor of the Buyer according to the example enclosed titled exhibit 5.2.12;

13

8.2.2.   at the request of the Buyer, to sign necessary documents to transfer to the Buyer all commercial names used in relation with the asset Elements from the enclosed list titled exhibit 5.2.12;

8.2.3.   to proceed, at his own cost, no later than three (3) months from the presents, at the removal of equipments and granite blocks that belong to the Seller and that were sold by him as of March 31, 2009 which are on the enclosed list under the title exhibit 8.2.3 and if failing to do so, they will become the property of the Buyer at the expiring deadline of three (3) months without compensation;

8.2.4.   to proceed, at his own cost, no later than six (6) days from the presents, to the removal of the trailer and of the three (3) above ground reservoirs situated on the Property; the Seller can temporary store them on the Buyer's land in Ogden (the reservoirs must be previously emptied) but will have to remove them from the Buyer's land in Ogden by June 15, 2009 the latest;

8.2.5.   to obtain the renunciation or respective waivers from Granit Bussiere Inc and Tuiles Granit-Décor Inc., their first refusal rights referred to in paragraph 5.2.10 of the presents and their usufruct rights mentioned in paragraph 5.2.1 (i) and (ii) of the presents and to be entirely published in the land registry of the district of Stanstead in a limited time;

8.2.6.   to do, sign, hand over or see that all other acts, documents and things that the Buyer may require from time to time in order to bring this present agreement into effect are done, signed, handed over and the Buyer is agreeing to fully cooperate with the Seller in the framework of the examination of the property titles or if the Buyer has to demonstrate his acquired rights in connection with the Property in front of a tribunal, commission, agency or other governmental group, and to take all necessary measures to fully implement the understandings of the present agreement.

8.3        Party's commitments

The parties commit between one and the other to sign, jointly to the presents, a deed of sale of the Property in favor of the Buyer for publication in the land registry of the district of Stanstead according to the enclosed example titled exhibit 8.3.   The present agreement and the Deed of sale of the Property are a unified entity and all provisions of the presents, including the compensation obligation, benefit the Buyer to the terms of the Deed of sale of the Property and are integrated in return.   If the Buyer obtains a certificate of localization related to the property and it describes a more updated technical description of the property, then the parties agree to sign an agreement in which the updated technical description will be corrected in the Deed of sale of the Property.

8.4       Follow up of commitments

The parties' commitments contained in the present agreement and in all remitted documents pursuant or aimed to the presents will follow the date of the present agreement.

9.         NOTICE

9.1       Notice

            Any notices, documents or other communications to be given to the terms of the presents will have to be in writing and will be sufficient if personally delivered, sent by registered mail or faxed (with the understanding that in case of disruption in the postal service, such a notice, document of other communication will have to be delivered or notified personally or by fax), to the following addresses:

14

9.1.1    For the Seller:

            138, rue Saint Pierre

            Quebec, QC.   G1K 3V9

                        Fax:  (418) 692-0981

                        To the attention of Mr. Irenee Bouchard, president and chief of the board of directors

9.1.2.   For the Buyer:

4 rue Rock of Ages

Stanstead, QC.  J0B 3E2

Fax:  (819) 876-2234

To the attention of Mr. Gabriel Ouellet, Director of Finances and Operations

Each party to the present will have the right to specify a different address than the above by advising the other party in an appropriate manner.

9.2        Receipt of notice date

Any notice, documents or other communications, if sent by fax, will be deemed to have been received on the following business day it was sent, if sent by registered mail, the 3rd day following the mailing date and, if delivered or notified personally, the day of the delivery or notification.

10.       GENERAL DISPOSITIONS

10.1     Costs and fees

Each party will pay the fees of their advisors with regards to the presents and their related transaction along with their execution.

10.2     Deadline

All anticipated deadlines to the present are compulsory and can only be prolonged by the written consent of the party that will benefit from this delay or by the Seller and the Buyer if the delay is to their advantage.

15

WHEREOF, Carrieres Polycor Inc has signed the present agreement in Montreal this 17th day of April 2009.

CARRIERES POLYCOR INC

Per:      Charles Belzil, vice president of the board of directors

            and chief financial director

WHEREOF, Rock of Ages Canada Inc, has signed the present agreement in Montreal this 17th day of April 2009

ROCK OF AGES CANADA INC

Per:      Gabriel Ouellet, director of finance and operations

16